Exhibit 99.1

GENTEX REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

        ZEELAND, MI -- (GLOBE NEWSWIRE - April 24, 2020) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three months ended March 31, 2020.
1st Quarter 2020 Summary

•Net Sales decline of 3% quarter over quarter versus a 24% quarter over quarter reduction in global light vehicle production volumes
•Novel coronavirus pandemic (COVID-19) negatively impacted first quarter net sales by approximately 9%
•Gross margin of 34.5% for the first quarter
•7.0 million shares repurchased during the quarter

        For the first quarter of 2020, the Company reported net sales of $453.8 million, which was a decrease of 3% compared to net sales of $468.6 million in the first quarter of 2019. The impact of the COVID-19 pandemic created shutdowns in the automotive industry in various parts of Asia, Europe, and North America, which resulted in an estimated negative impact on net sales of approximately $40 million dollars for the first quarter of 2020. Global light vehicle production ended the first quarter of 2020 down 24% when compared to the first quarter of 2019.
"For the first two months of the first quarter, top-line revenue growth was progressing in line with our forecasts, with modest negative impacts coming from reductions in China as a result of the pandemic," said President and CEO, Steve Downing. "By mid-March, the pandemic was negatively affecting European OEM’s more significantly and then the North American production environment was brought to a grinding halt. The vast majority of the $40 million dollar shortfall in sales occurred during the last 2 weeks of March."
        For the first quarter of 2020, the gross margin was 34.5%, compared to a gross margin of 36.2% for the first quarter of 2019. On a quarter-over-quarter basis, the gross margin was impacted primarily by lost sales due to the pandemic and annual customer price reductions. When compared to the first quarter

Exhibit 99.1
of 2019, product mix improved which partially offset some of the sales losses and price reductions. The improvement in product mix was primarily driven by Full Display Mirror® and exterior mirror growth.
"The gross margin for the quarter held up well when considering the significance of the lost sales and how quickly and unexpectedly the demand from our customers changed," said Downing. “In fact, through the first two months of the quarter our gross margin performance was on pace to position the Company to be in the range of our original annual guidance for gross margin."
        Operating expenses during the first quarter of 2020 were up 7% to $51.6 million when compared to operating expenses of $48.0 million in the first quarter of 2019. "The quarter over quarter increase in operating expenses continues to be driven by headcount and other resources focused on new product launches, as well as research and development of new products. CES 2020 created significant interest in our existing and new technologies, and we continue to believe in the long-term value that our new product offerings and technologies will create for our customers and the resultant trajectory that this can create for our business. It is important to note that the operating expense growth rate in the quarter was in-line with our original guidance for operating expenses for the year, which were planned to increase at approximately the same rate as sales for the year," concluded Downing.
 Income from operations for the first quarter of 2020 decreased 14% to $105.0 million when compared to income from operations of $121.6 million for the first quarter of 2019. The reduction in operating income was primarily the result of the lost sales due to the pandemic and the impact this had on gross margins in the quarter.
During the first quarter of 2020, the Company's effective tax rate was 16.6%, up slightly from 16.5% during the first quarter of 2019.
Net income for the first quarter of 2020 decreased by 14% to $89.5 million when compared to net income of $104.3 million in the first quarter of 2019. The reduction in net income was driven by the lost sales due to the pandemic and the impact this had on gross margins.
Earnings per diluted share for the first quarter of 2020 decreased 10% to $0.36, when compared to $0.40 for the first quarter of 2019, primarily as a result of the impacts of the COVID-19 pandemic on net income.
        Automotive net sales in the first quarter of 2020 were $439.9 million, compared with automotive net sales of $455.8 million in the first quarter of 2019. The 3% quarter over quarter decrease in

Exhibit 99.1
automotive sales was driven primarily by a 6% quarter over quarter decrease in interior auto-dimming mirror unit shipments due to a 24% reduction in global light vehicle production.
 Other net sales in the first quarter of 2020, which includes dimmable aircraft windows and fire protection products, were $13.9 million, an increase of 9% compared to other net sales of $12.8 million in the first quarter of 2019.
Capital Allocation
The Company remains committed to its previously announced capital allocation strategy. As of March 31, 2020, the Company drew-down $75 million on its $150 million line of credit, which further increased the Company's cash and investments to $587 million as of March 31, 2020, with the ability to draw an additional $75 million as needed. The decision to draw on the line of credit was a precautionary step given volatile market conditions and the unknown impact of the pandemic on our customers and our industries.
In the first quarter of 2020, the Company announced a 4% increase in its dividend rate, marking ten straight years of year over year dividend increases. Also during the first quarter of 2020, the Company repurchased approximately 7.0 million shares of its common stock at an average price of $25.48 per share. As of March 31, 2020, the Company has 13.0 million shares remaining available for repurchase under the previously announced share repurchase plan.
Future Estimates
The Company’s current forecast for light vehicle production for 2020 is based on the mid-April 2020 IHS Markit forecast for light vehicle production in North America, Europe, Japan/Korea and China. The Company's forecast also takes into account the fact that many of our customers are in full or partial shutdown, with certain customers not scheduled to resume operations until mid-May or later. Based on this information, light vehicle production for calendar year 2020 in the Company's primary regions is expected to decline 20% compared to 2019 as detailed below:

Exhibit 99.1

Light Vehicle Production (per IHS Markit mid-April light vehicle production forecast)
(in Millions)
Region	2Q 2020	2Q 2019	% Change	Calendar Year 2020	Calendar Year 2019	% Change
North America	1.37	4.24	(68)%	12.22	16.31	(25)%
Europe	2.50	5.61	(55)%	15.98	21.08	(24)%
Japan and Korea	2.16	3.36	(36)%	10.77	13.11	(18)%
China	4.86	5.50	(12)%	20.81	24.67	(16)%
Total Light Vehicle Production	10.89	18.71	(42)%	59.78	75.17	(20)%

Based on this light vehicle production forecast, the Company's current estimate is that net sales for 2020 will be down between 10 and 15 percent, when compared with 2019. The Company is also providing additional updated guidance for calendar year 2020 as shown in the table below:

2020 Annual Guidance
Item	As of January 31, 2020	Updated as of April 24, 2020
Net Sales	$1.91 - $2.0 billion	$1.58 - $1.67 billion
Gross Margin	36% -37%	34% -35%
Operating Expenses	$205 - $215 million	$195 - $205 million
Tax Rate	15% - 17%	16% - 17%
Capital Expenditures	$85 - $95 million	$60 - $70 million
Depreciation & Amortization	$105 - $110 million	$102 - $107 million

Based on the difficulty and uncertainty of global light vehicle production data for 2021, the Company is withdrawing its revenue guidance for 2021 until better data becomes available. Despite the fact that the Company is withdrawing guidance for 2021, the Company remains confident in its ability to continue to outperform the underlying market.
"Over the last several weeks, COVID-19 has created unprecedented circumstances for our industries, which include massive changes to production levels at our customers. Our industries have also been significantly influenced by federal, state and local governments in each of the countries where our customers operate. Unfortunately, many of these changes have come with little or no advanced warning, which makes it very difficult to forecast sales or build a sustainable operating model. Our focus over the last few weeks was directed at protecting our employees, while still supporting our global customer base from our centralized manufacturing footprint. Over the coming months we will continue to work to ensure that our cost structure accurately reflects industry production changes and new business realities. Our overall commitment to new product research and development will remain one of our top priorities for investment even as we look to optimize our cost structure. We remain optimistic that we can

Exhibit 99.1
continue to provide above market returns for our shareholders by leveraging our current product strategy and through the execution of our lean organizational structure, which provides the speed and agility necessary to respond quickly to and manage through this new business environment,” concluded Downing.

Safe Harbor for Forward-Looking Statements
        This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “poised”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation including securities litigation relating to the conduct of our business; the length and severity of the COVID-19 (coronavirus) pandemic,

Exhibit 99.1
including its impact across our business on demand, operations, and the global supply chain. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties now include the impacts of COVID-19 (coronavirus) pandemic that has affected, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by IHS Markit Light Vehicle Production Forecast of April 17, 2020 (http://www.gentex.com/forecast-disclaimer).
First Quarter Conference Call
        A conference call related to this news release will be simulcast live on the internet beginning at 9:30 a.m. ET today, April 24, 2020. The dial-in number to participate in the call is 844-389-8658, passcode 4182544. Participants may listen to the call via audio streaming at www.gentex.com or by visiting https://edge.media-server.com/mmc/p/f2wkbro9. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
        Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three months ended March 31,
	2020	2019	% Change
North American Interior Mirrors	2,019	2,227	(9)%
North American Exterior Mirrors	1,234	1,229	—%
Total North American Mirror Units	3,253	3,455	(6)%
International Interior Mirrors	5,032	5,256	(4)%
International Exterior Mirrors	2,108	1,971	7%
Total International Mirror Units	7,141	7,227	(1)%
Total Interior Mirrors	7,051	7,483	(6)%
Total Exterior Mirrors	3,343	3,199	5%
Total Auto-Dimming Mirror Units	10,394	10,682	(3)%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	Three months ended March 31,
	2020	2019
Net Sales	$453,761,726	$468,588,997

Cost of Goods Sold	297,174,245	298,944,494
Gross Profit	156,587,481	169,644,503

Engineering, Research & Development	29,615,422	28,089,181
Selling, General & Administrative	21,944,892	19,958,991
Operating Expenses	51,560,314	48,048,172

Income from Operations	105,027,167	121,596,331

Other Income	2,247,482	3,312,210
Income before Income Taxes	107,274,649	124,908,541

Provision for Income Taxes	17,768,848	20,628,130

Net Income	$89,505,801	$104,280,411

Earnings Per Share(1)
Basic	$0.36	$0.40
Diluted	$0.36	$0.40
Weighted Average Shares
Basic	246,309,869	257,822,836
Diluted	247,616,443	259,105,232

Cash Dividends Declared per Share	$0.120	$0.115

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31, 2020	December 31, 2019
ASSETS
Cash and Cash Equivalents	$278,524,928	$296,321,622
Short-Term Investments	131,078,039	140,384,053
Accounts Receivable, net	233,578,125	235,410,326
Inventories	251,006,414	248,941,855
Other Current Assets	16,539,990	29,319,036
Total Current Assets	910,727,496	950,376,892

Plant and Equipment - Net	493,114,501	498,316,100

Goodwill	307,365,845	307,365,845
Long-Term Investments	177,794,760	139,909,323
Intangible Assets	245,550,000	250,375,000
Patents and Other Assets	23,550,490	22,460,033
Total Other Assets	754,261,095	720,110,201

Total Assets	$2,158,103,092	$2,168,803,193

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$263,957,904	$171,846,800
Other Non-current Liabilities	9,091,509	7,414,424
Deferred Income Taxes	50,448,046	51,454,149
Shareholders' Investment	1,834,605,633	1,938,087,820
Total Liabilities & Shareholders' Investment	$2,158,103,092	$2,168,803,193